CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees and Shareholders
Putnam Income Fund

We consent to the use of our reports dated December 11, 2003, incorporated in this Registration Statement by reference, to the Putnam Income Fund and to the references to our firm under the captions
"Financial Highlights" in the prospectuses and "Independent Auditors and Financial Statements" in the Statement of Additional Information.

/s/KPMG LLP

KPMG LLP

Boston, Massachusetts
March 1, 2004